Exhibit 10.1
Newmont Mining Corporation
6363 South Fiddlers Green Circle
Greenwood Village, CO 80111
May 3, 2010
Robert J. Miller
[address]
Dear Bob:
I am pleased to invite you to become the Chairman of a Nevada Advisory Panel for Newmont Mining Corporation. The panel will provide high-level strategic advice on Nevada political and operational issues. Over the coming months, I will be outlining the composition, operating model and budget for the Advisory Panel, and will look forward to your input and advice on these issues.
For your services of Chairman, Newmont will pay you an annual retainer of $215,000 for a two-year term from April 23, 2010 through April 22, 2012. We may renew this agreement for additional annual terms upon mutual agreement. I anticipate that your services as Chairman would require a time commitment of no more than 275 hours per year. In the event of a change of control, the surviving entity would be responsible to determine the continued structure of an Advisory Panel and would determine whether to assume the obligations under this letter. If the surviving entity does not elect to assume the obligations, neither you nor Newmont will have any further obligations. This puts you in essentially the same situation as the other directors of Newmont after any such change of control.
If the foregoing is acceptable to you, please sign and return to me a copy of this letter. I look forward to working with you on Nevada issues.
Best regards,
/s/ Richard T. O’Brien
Richard T. O’Brien
President and Chief Executive Officer
ACCEPTED AND AGREED:

/s/ Robert J. Miller Robert J. Miller
Date: 5-6-2010